Black Hills Corp. Reports First Quarter 2017 Results
Strong earnings growth driven primarily by addition of SourceGas

RAPID CITY, S.D. — May 3, 2017 — Black Hills Corp. (NYSE: BKH) today announced financial results for the first-quarter 2017. Net income available for common stock for the first quarter of 2017 was $77 million or $1.39 per diluted share, compared to net income available for common stock for the first quarter of 2016 of $40 million, or $0.77 per diluted share. Results for the first quarter of 2017 included $0.02 per diluted share related to acquisition costs. The same period in the prior year included $0.17 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.29 per diluted share related to acquisition costs.

Net income available for common stock, as adjusted, was $77 million, or $1.41 per diluted share compared to net income available for common stock, as adjusted, of $64 million, or $1.23 per diluted share, for the same period in 2016 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“We delivered strong earnings growth and solid operational performance for the first quarter,” said David R. Emery, chairman and CEO of Black Hills Corp. “Earnings of $1.41 per share, as adjusted, increased 15 percent over the comparable prior-year period, driven primarily by a full quarter of earnings from the addition and successful integration of SourceGas. Earnings were tempered by warmer than normal weather across our service territories.

“Results also benefited from solid earnings at our electric utilities driven by the late 2016 completion of two generation projects and robust industrial demand. Our power generation and mining segments delivered solid performance with power generation earnings moderated by the sale of a partial interest in our Colorado IPP power plant in 2016. Our oil and gas segment continued to reduce operating costs and sell non-core properties. Overall corporate results reflected increased interest expense related to SourceGas financing.

“We continued to make progress on strategic growth projects at our utilities. We are on target to complete the 144-mile electric transmission line from northeast Wyoming to Rapid City, South Dakota, during the second quarter. At Colorado Electric, we received approval from the Colorado Public Utilities Commission for our resource plan to add 60 megawatts of renewable energy resources by 2019. We anticipate issuing a request for proposals related to these resource needs in the second quarter and expect to present the results to the commission by year-end for approval.

“Having completed the integration of SourceGas, we are focused on driving more efficient and effective operational performance across the company. We are implementing best practices and standardization of processes across all our utilities. These continuous improvement efforts combined with prudent, growth-focused capital expenditures will create long-term value for customers and shareholders through improved service and reduced costs,” concluded Emery.

	Three Months Ended March 31,
(in millions, except per share amounts)	2017	2016
GAAP:
Net income (loss) available for common stock	$76.5	$40.0

Earnings (loss) per share, diluted	$1.39	$0.77

Non-GAAP:
Net income available for common stock, as adjusted (non-GAAP)	$77.4	$63.8

Earnings per share, as adjusted, diluted (non-GAAP)	$1.41	$1.23

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
South Dakota Electric continued construction of a $54 million, 144-mile transmission line from northeast Wyoming to Rapid City, South Dakota. The first segment of the project was energized and began serving customers Aug. 31, 2016, with the remaining segment expected to be completed and serving customers in the second quarter of 2017.

•
On Jan. 17, Colorado Electric received approval from the Colorado Public Utilities Commission for a settlement agreement of its electric resource plan which provides for the addition of 60 megawatts of renewable energy to be in service by 2019. The resource plan was filed June 3, 2016, to meet requirements under the Colorado Renewable Energy Standard. Colorado Electric plans to issue a request for proposals for the new resources in the second quarter of 2017 and expects to present the results to the commission by year-end for approval.

•
On Dec. 29, 2016, Colorado Electric placed in service a $63 million, 40-megawatt natural gas-fired turbine at the Pueblo Airport Generating Station. On Dec. 16, the Colorado Public Utilities Commission issued a decision related to Colorado Electric's request for a rate review to recover its investment in the turbine. On Jan. 9, 2017, Colorado Electric asked for reconsideration of the commission’s decision.

Oil and Gas

•	In 2017, Oil and Gas continued to reduce operating costs and sell non-core properties.

Corporate

•
On April 24, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on May 18, 2017, will receive $0.445 per share, equivalent to an annual dividend rate of $1.78 per share, payable on June 1, 2017.

•	On March 29, Fitch Ratings affirmed its credit rating of Black Hills Corp. at BBB+ with a stable outlook.

•
During the first quarter, Black Hills began issuing commercial paper under a program implemented in late 2016. The net amount borrowed under the program at March 31 was $51 million with a weighted average interest rate of 1.27 percent.

•
Effective Feb. 1, Jennifer Landis was appointed senior vice president and chief human resources officer. On April 1, Robert Myers, senior vice president and chief human resources officer, retired after nine years of service.

•	Effective Jan. 1, Robert P. Otto joined Black Hills’ board of directors.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended March 31,
	2017	2016
	(in millions)
Net income (loss) available for common stock:

Electric Utilities	$22.2	$19.2
Gas Utilities	46.0	32.0
Power generation (a)	6.5	8.6
Mining	2.9	2.9
Oil and gas (b) (c)	(3.0)	(7.0)
	74.7	55.7

Corporate and Eliminations (d) (e)	1.8	(15.7)

Net income (loss) available for common stock	$76.5	$40.0

(a)	Net income (loss) available for common stock for the three months ended March 31, 2017 is net of net income attributable to noncontrolling interest of $3.5 million.

(b)	Net income (loss) available for common stock for the three months ended March 31, 2016 includes a noncash after-tax impairment of $8.8 million.

(c)
Net income (loss) available for common stock for the three months ended March 31, 2016 includes an after-tax benefit of approximately $5.8 million recognized from additional percentage depletion deductions that are being claimed with respect to our oil and gas properties involving prior tax years.

(d)
Net income (loss) available for common stock for the three months ended March 31, 2017 and March 31, 2016 included incremental, non-recurring acquisition and transition costs, after-tax of $0.9 million and $15 million, respectively; and after-tax internal labor costs attributable to the acquisition of $0.3 million and $3.8 million, respectively.

(e)
Net income (loss) available for common stock for the three months ended March 31, 2017 included a net tax benefit of approximately $3.2 million comprised primarily of tax benefits from a carryback claim for specified liability losses involving prior tax years and an adjustment to the projected annual effective tax rate. Net income (loss) available for common stock for the three months ended March 31, 2016 includes tax benefits of approximately $4.4 million as a result of the re-measurement of the liability for uncertain tax positions predicated on an agreement reached with IRS Appeals in early 2016.

	Three Months Ended March 31,
	2017	2016
Weighted average common shares outstanding (in thousands):
Basic	53,152	51,044
Diluted	54,932	51,858

Earnings per share:
Basic -
Total Basic Earnings Per Share	$1.44	$0.78

Diluted -
Total Diluted Earnings Per Share	$1.39	$0.77

EARNINGS GUIDANCE

Earnings per share, as adjusted is a non-GAAP financial measure. Earnings per share, as adjusted is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairment of assets, acquisition and disposition costs, and other adjustments noted in the earnings reconciliation table below.

2017 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2017 earnings, as adjusted, of $3.45 to $3.65 per share (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided below), as most recently issued on Feb. 1, 2017.

2017 Earnings Guidance as Adjusted
	LOW	HIGH

Earnings (loss) per share (GAAP)	$3.43	$3.63
Adjustments*, pre-tax:
Acquisition costs	0.03	0.03

Tax on Adjustments*:
Acquisition costs	(0.01)	(0.01)

Total adjustments, net of tax	0.02	0.02

Earnings (loss) per share, as adjusted (non-GAAP)	$3.45	$3.65

*	Additional adjustments will likely occur in the second, third, and fourth quarters. Adjustments shown reflect the actual adjustments made for the first three months of the year.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, May 4, 2017, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the pass code 5189431 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Thursday, May 25, 2017, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay pass code is 5189431.

AGA FINANCIAL CONFERENCE ATTENDANCE

Leadership from Black Hills will present at the 2017 American Gas Association Financial Forum at 9:00 a.m. EDT on Monday, May 22, 2017. A live webcast of the company’s presentation and accompanying slides will be available on Black Hills’ website at www.blackhillscorp.com under the “Investor Relations” section. A replay of the webcast will be made available at the same location following the conclusion of the webcast.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,
(In millions, except per share amounts)	2017		2016
(after-tax)	Income	EPS	Income	EPS
Net income (loss) available for common stock (GAAP)	$76.5	$1.39	$40.0	$0.77
Adjustments, pre-tax:
Impairment of long-lived assets	—	—	14.5	0.28
Acquisition costs	1.4	0.03	24.7	0.48
Total adjustments	1.4	0.03	39.2	0.76

Tax on Adjustments:
Impairment of long-lived assets	—	—	(5.7)	(0.11)
Acquisition costs	(0.5)	(0.01)	(9.8)	(0.19)
	(0.5)	(0.01)	(15.5)	(0.30)

Rounding	—	—	0.1	—
Adjustments, net of tax	0.9	0.02	23.8	0.46

Net income (loss) available for common stock, as adjusted (non-GAAP)	$77.4	$1.41	$63.8	$1.23

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended March 31, 2017, compared to the three months ended March 31, 2016, are discussed below. The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Electric Utilities

	Three Months Ended March 31,		Variance
	2017	2016	2017 vs. 2016
	(in millions)
Gross margin	$107.6	$101.2	$6.4

Operations and maintenance	40.8	39.3	1.5
Depreciation and amortization	22.9	21.3	1.6
Operating income	44.0	40.6	3.4

Interest expense, net	(13.4)	(12.5)	(0.9)
Other income (expense), net	0.3	0.7	(0.4)
Income tax benefit (expense)	(8.7)	(9.5)	0.8
Net income (loss)	$22.2	$19.2	$3.0

	Three Months Ended March 31,
	2017	2016
Operating Statistics:
Retail sales - MWh	1,293,725	1,242,329
Contracted wholesale sales - MWh	186,116	63,453
Off-system sales - MWh	187,435	238,328
Total electric sales - MWh	1,667,276	1,544,110

Regulated power plant availability:
Coal-fired plants	91.2%	93.9%
Other plants	97.6%	95.0%
Total availability	95.5%	94.6%

First Quarter 2017 Compared with First Quarter 2016

Gross margin increased over the prior year reflecting a $2.3 million return on investment from the Peak View Wind Project, a $2.1 million increase in commercial and industrial margins driven by increased demand, and a $1.7 million increase in transmission revenues.

Operations and maintenance increased primarily due to increased property taxes with higher asset base and increased employee related costs.

Depreciation and amortization increased primarily due to a higher asset base driven partially by the addition of the Peak View Wind Project and the LM6000 generating plant.

Interest expense, net increased primarily due to lower interest income from affiliate borrowings as compared to prior year.

Other income (expense), net was comparable to the same period in prior year.

Income tax benefit (expense): The effective tax rate was lower than the prior year due primarily to wind production tax credits.

Gas Utilities

	Three Months Ended March 31,		Variance
	2017	2016	2017 vs. 2016
	(in millions)
Gross margin	$183.5	$132.5	$51.0

Operations and maintenance	70.8	52.7	18.1
Depreciation and amortization	20.8	16.0	4.8
Operating income	92.0	63.9	28.1

Interest expense, net	(19.8)	(13.5)	(6.3)
Other income (expense), net	0.2	0.7	(0.5)
Income tax benefit (expense)	(26.3)	(19.0)	(7.3)
Net income (loss)	$46.1	$32.0	$14.1

	Three Months Ended March 31,
	2017	2016
Operating Statistics:
Total gas sales - Dth	37,899,335	31,830,947
Total transport and transmission volumes - Dth	40,812,874	29,290,792

First Quarter 2017 Compared with First Quarter 2016

Gross margin increased primarily due to margins of approximately $51 million contributed by the SourceGas utilities reflecting a full quarter of results in 2017.

Operations and maintenance increased primarily due to additional operating costs of approximately $19 million for the acquired SourceGas utilities reflecting a full quarter of results in 2017.

Depreciation and amortization increased primarily due to additional depreciation from the acquired SourceGas utilities.

Interest expense, net increased primarily due to additional interest expense from the acquired SourceGas utilities.

Other income (expense), net was comparable to the same period in the prior year.

Income tax benefit (expense): The effective tax rate was comparable to the same period in the prior year.

Power Generation

	Three Months Ended March 31,		Variance
	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$23.6	$23.3	$0.3

Operations and maintenance	8.1	8.0	0.1
Depreciation and amortization (a)	1.2	1.0	0.2
Operating income	14.3	14.2	0.1

Interest expense, net	(0.6)	(0.8)	0.2
Other (income) expense, net	—	—	—
Income tax benefit (expense)	(3.7)	(4.9)	1.2
Net income (loss)	$10.0	$8.6	$1.4
Net income attributable to noncontrolling interest	(3.5)	—	(3.5)
Net income (loss) available to common stock	$6.5	$8.6	$(2.1)

(a)
The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

On April 14, 2016, Black Hills Electric Generation sold a 49.9 percent, noncontrolling interest in Black Hills Colorado IPP for $216 million. Black Hills Colorado IPP continues to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Black Hills Colorado Electric. Net income available for common stock for the three months ended March 31, 2017, was reduced by $3.5 million attributable to this noncontrolling interest.

	Three Months Ended March 31,
	2017	2016
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	100.0%	97.8%
Gas-fired plants	99.1%	99.3%
Total availability	99.3%	98.9%

First Quarter 2017 Compared with First Quarter 2016

Revenue was comparable to the same period in the prior year, reflecting a year over year increase in PPA prices.

Operations and maintenance was comparable to the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net decreased due to higher interest income associated with the proceeds from the noncontrolling interest sale in April 2016.

Income tax benefit (expense): Black Hills Colorado IPP went from a single member LLC, wholly owned by Black Hills Electric Generation, to a partnership as a result of the sale of 49.9 percent of its membership interest in April 2016. The effective tax rate reflects the income attributable to the noncontrolling interest for which a tax provision is not recorded.

Net income attributable to noncontrolling interest: Net income attributable to noncontrolling interest increased by $3.5 million as a result of the noncontrolling interest sale in April 2016.

Mining

	Three Months Ended March 31,		Variance
	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$16.5	$16.3	$0.2

Operations and maintenance	11.1	10.4	0.7
Depreciation, depletion and amortization	2.2	2.5	(0.3)
Operating income (loss)	3.3	3.4	(0.1)

Interest (expense) income, net	—	(0.1)	0.1
Other income (expense), net	0.5	0.5	—
Income tax benefit (expense)	(0.9)	(0.9)	—
Net income (loss)	$2.9	$2.9	$—

	Three Months Ended March 31,
	2017	2016
Operating Statistics:	(in thousands)
Tons of coal sold	1,049	1,002
Cubic yards of overburden moved	2,104	1,765

Revenue per ton	$15.78	$16.25

First Quarter 2017 Compared with First Quarter 2016

Revenue was comparable to the same period in the prior year reflecting a 5 percent increase in tons sold, partially offset by a 3 percent decrease in price per ton sold. The decrease in price per ton sold was driven by contract price adjustments based on actual mining costs. During the current period, approximately 47 percent of the mine’s production was sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operations and maintenance increased primarily due to a production tax valuation adjustment related to the prior year.

Income tax benefit (expense): The effective tax rate was comparable to the same period in the prior year.

Oil and Gas

	Three Months Ended March 31,		Variance
	2017	2016	2017 vs. 2016
	(in millions)
Revenue	$6.5	$8.4	$(1.9)

Operations and maintenance	8.2	9.0	(0.8)
Depreciation, depletion and amortization	2.0	4.1	(2.1)
Impairment of long-lived assets	—	14.5	(14.5)
Operating income (loss)	(3.7)	(19.3)	15.6

Interest income (expense), net	(1.1)	(1.1)	—
Other (income) expense, net	—	—	—
Income tax benefit (expense)	1.8	13.3	(11.5)
Net income (loss)	$(3.0)	$(7.0)	$4.0

	Three Months Ended March 31,		Percentage Increase
	2017	2016	(Decrease)
Operating Statistics:
Bbls of crude oil sold	43,202	98,067	(56)%
Mcf of natural gas sold	2,051,722	2,286,606	(10)%
Bbls of NGL sold	24,743	37,003	(33)%
Mcf equivalent sales	2,459,392	3,097,026	(21)%

Depletion expense/Mcfe	$0.45	$0.93	(52)%

Average price received including hedges (a)(b)
Crude Oil (Bbl)	$45.82	$47.83	(4)%
Natural Gas (MMcf)	$1.73	$1.30	33%
Natural Gas Liquids (Bbl)	$22.06	$10.36	113%

Average well-head price (c)
Crude Oil (Bbl)	$42.81	$39.80	8%
Natural Gas (MMcf)	$2.48	$1.13	119%
Natural Gas Liquids (Bbl)	$13.28	$17.07	(22)%

(a)	Net of hedge settlement gains and losses.

(b)	An Oil and Gas properties' ceiling test impairment of $14 million was recorded for the three months ended March 31, 2016.

(c)	Prices are net of processing and transportation costs.

First Quarter 2017 Compared with First Quarter 2016

Revenue decreased primarily due to a 21 percent production decrease as compared to the same period in the prior year. Natural gas production decreased primarily due to the sale of non-core properties in 2016 and limiting production to meet minimum daily quantity contractual gas processing commitments in the Piceance. Crude oil production also decreased due to non-core property sales in the fourth quarter of 2016. The average hedged price received for crude oil sold decreased 4 percent. The lower production volumes and crude oil pricing was partially offset by a 33 percent increase in the average hedged price received for natural gas sold.

Operations and maintenance decreased primarily due to lower employee costs and lower production and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased primarily due to the reduction in our full cost pool resulting from the ceiling test impairments incurred in the prior year.

Impairment of long-lived assets represents a prior year noncash write-down in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices. The ceiling test write-down of $14 million in the first quarter of 2016 used an average NYMEX natural gas price of $2.40 per Mcf, adjusted to $1.13 per Mcf at the wellhead, and $46.26 per barrel for crude oil, adjusted to $39.80 per barrel at the wellhead.

Interest income (expense), net was comparable to the same period last year.

Income tax (expense) benefit: Each period represents a tax benefit. The effective tax rate for the first quarter of 2016 reflects a benefit of approximately $5.8 million from additional percentage depletion deductions being claimed with respect to a change in estimate for tax purposes. Such deductions were primarily the result of a change in the application of the maximum daily limitation of 1,000 Bbls of oil equivalent allowed under the Internal Revenue Code.

Corporate Activities

First Quarter 2017 Compared with First Quarter 2016

Net income for Corporate activity was $1.8 million for the three months ended March 31, 2017, compared to net loss of $16 million for the three months ended March 31, 2016. The variance from the prior year was primarily due to higher corporate expenses incurred in the prior year related to the SourceGas acquisition. Current year corporate expenses include approximately $0.9 million of after-tax acquisition and transition costs compared to $15 million of after-tax acquisition and transition costs in the same period of the prior year. Current year corporate expenses also include approximately $0.3 million of after-tax internal labor that otherwise would have been charged to other business segments compared to $3.8 million of after-tax internal labor that otherwise would have been charged to other business segments in the same period of the prior year. During the three months ended March 31, 2017, we recognized a net tax benefit of approximately $3.2 million comprised primarily of tax benefits from a carryback claim for specified liability losses involving prior years and an adjustment to the projected annual effective tax rate. The same period in the prior year included a tax benefit of approximately $4.4 million recognized as a result of an agreement reached with IRS Appeals relating to the release of the reserve for after-tax interest expense previously accrued with respect to the liability for uncertain tax positions involving a like-kind exchange transaction from 2008.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2017 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2016 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•
Our ability to file new cost of service gas applications with our utility regulatory commissions, seeking approval to implement a cost of service gas program with specific gas reserve properties and our ability to receive regulatory approval of the program;

•	The impact of future governmental regulation and tax reform;

•
The impact of the volatility and extent of changes in commodity prices on our earnings and the underlying value of our oil and gas assets, including the possibility that we may be required to take additional impairment charges, including those required under the SEC’s full cost ceiling test for natural gas and oil reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended March 31, 2017	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$172.2	$364.9	$2.1	$8.4	$6.5	$—	$—	$—	$—	$554.0
Intercompany revenue	3.9	—	21.5	8.2	—	88.8	—	0.7	(123.1)	—
Fuel, purchased power and cost of gas sold	68.4	181.4	—	—	—	—	1.4	—	(31.5)	219.8
Gross margin	107.6	183.5	23.6	16.5	6.5	88.8	(1.4)	0.7	(91.6)	334.2

Operations and maintenance	40.8	70.8	8.1	11.1	8.2	77.4	—	—	(78.2)	138.1
Depreciation, depletion and amortization	22.9	20.8	1.2	2.2	2.0	5.1	(3.3)	2.8	(5.0)	48.6
Operating income (loss)	44.0	92.0	14.3	3.3	(3.7)	6.3	1.8	(2.1)	(8.4)	147.5

Interest expense, net	(14.2)	(20.3)	(0.9)	—	(1.1)	(36.5)	—	—	38.6	(34.4)
Interest income	0.8	0.5	0.3	—	—	28.7	—	—	(30.3)	—
Other income (expense)	0.3	0.2	—	0.5	—	132.1	—	—	(132.8)	0.4
Income tax benefit (expense)	(8.7)	(26.3)	(3.7)	(0.9)	1.8	4.2	(0.7)	0.8	—	(33.4)
Net income (loss)	$22.2	$46.1	$10.0	$2.9	$(3.0)	$134.8	$1.2	$(1.3)	$(132.9)	$80.1
Net income attributable to noncontrolling interest	—	(0.1)	(3.5)	—	—	—	—	—	—	(3.6)
Net income (loss) available for common stock	$22.2	$46.0	$6.5	$2.9	$(3.0)	$134.8	$1.2	$(1.3)	$(132.9)	$76.5

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended March 31, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$163.5	$268.7	$1.9	$7.5	$8.4	$—	$—	$—	$—	$450.0
Intercompany revenue	3.7	1.8	21.5	8.7	—	80.7	—	0.6	(117.1)	—
Fuel, purchased power and cost of gas sold	66.1	138.0	—	—	—	0.6	1.3	—	(34.1)	171.9
Gross margin	101.2	132.5	23.3	16.3	8.4	80.1	(1.3)	0.6	(83.0)	278.1

Operations and maintenance	39.3	52.7	8.0	10.4	9.0	104.3	—	—	(78.3)	145.6
Depreciation, depletion and amortization	21.3	16.0	1.0	2.5	4.1	4.9	(3.3)	2.8	(4.9)	44.4
Impairment of long-lived assets	—	—	—	—	14.5	—	—	—	—	14.5
Operating income (loss)	40.6	63.9	14.2	3.4	(19.3)	(29.2)	2.0	(2.2)	0.2	73.6

Interest expense, net	(14.5)	(14.0)	(1.2)	(0.1)	(1.1)	(22.5)	—	—	22.1	(31.3)
Interest income	2.1	0.5	0.4	—	—	19.2	—	—	(21.5)	0.7
Other income (expense)	0.7	0.7	—	0.5	—	103.6	—	—	(104.1)	1.4
Income tax benefit (expense)	(9.5)	(19.0)	(4.9)	(0.9)	13.3	16.7	(0.7)	0.8	—	(4.3)
Net income (loss)	$19.2	$32.0	$8.6	$2.9	$(7.0)	$87.7	$1.3	$(1.4)	$(103.3)	$40.1
Net income attributable to noncontrolling interest (b)	—	—	—	—	—	—	—	—	—	—
Net income (loss) available for common stock	$19.2	$32.0	$8.6	$2.9	$(7.0)	$87.7	$1.3	$(1.4)	$(103.3)	$40.0

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station, which sells energy and capacity under a 20-year PPA to Colorado Electric, is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Net income attributable to noncontrolling interest for the three months ended March 31, 2016 was less than $0.1 million in our Gas Utilities segment.

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

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